Exhibit (e.9)

AMENDMENT 3

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of March 1, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Letter Agreement among ALPS, Client and HGI dated April 16, 2018, as amended
“ALPS”	ALPS Distributors, Inc.
“Client”	Heartland Advisors, Inc.
“HGI”	Heartland Group, Inc.

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		Heartland Advisors, Inc.

By:	/s/ Stephen Kyllo	By:	/s/ Nicole J. Best

Name:	Stephen Kyllo	Name:	Nicole J. Best

Title:	SVP & Director	Title:	SVP, CFO and CAO

Heartland Group, Inc.

By:	/s/ Vinita Paul

Name:	Vinita Paul

Title:	VP, CCO and Secretary

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	The current Section 3. Fees (except for the last two paragraphs) to the Agreement is hereby deleted in its entirety and replaced with the following new Section 3. Fees:

3. Fees

In consideration of the Services, HGI and Client shall pay ALPS the following fees (collectively, the “Fees”)*:

Fees
Annual Base Fee	[xxx]
Expedite Review Fee	[xxx]
Annual Asset Based Fee	[xxx]
Annual Per Registered Representative Fee	[xxx] per Registered Representative

Additional Fees may apply for special projects, deconversions, customized service reporting if requested by HGI or Client, or for processing of complex Registered Representative registrations. Such Fees will be billed at ALPS’ standard rates, currently $[xxx] per hour.

[omitted]

ALPS shall invoice Client's portion of the Fees based on the annual net assets of the Funds' attributable to the Institutional share classes. ALPS shall invoice HGI's portion of the Fees based on the annual net assets of the Funds' attributable to the Investor share classes.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.